Exhibit 10.1

TERM LOAN, SECURITY AND GUARANTY AGREEMENT

THIS TERM LOAN, SECURITY AND GUARANTY AGREEMENT is dated as of June 1, 2026, by and among PHOENIX MOTOR INC., a Delaware corporation (the “Borrower”), the Guarantors from time to time party to this Agreement and CONCRETE JUNGLE LTD., a company organized and existing under the laws of the British Virgin Islands (together with its permitted successors and assigns, the “Lender”).

RECITALS

A. The Borrower, through its wholly owned Subsidiaries, PhoenixEV and PhoenixEV Operating, is engaged in the business of designing, developing, manufacturing, assembling and integrating electric drive systems and light and medium duty electric vehicles, including, through its “proterra transit business unit” owned by PhoenixEV, designing, developing and selling electric transit buses as an original equipment manufacturer for North American public transit agencies, airports, universities and other commercial transit fleets (collectively, the “Proterra Transit Business”).

B. The Borrower has requested that the Lender make available to Borrower on the Closing Date a single draw term loan facility in the amount of $4,000,000 of principal, provided that the principal face amount of the Note would be $5,000,000. The proceeds of such funded amount would be used solely for the purposes described in Section 7.13 below.

C. To induce the Lender to extend such credit to the Borrower and in partial consideration therefor, the Borrower wishes to secure all of the Obligations by granting in favor of the Lender a first priority perfected security interest in, and Lien upon, all of its assets, properties and rights.

D. To further induce the Lender to extend such credit to the Borrower and in partial consideration therefor, the Guarantors wish to (i) unconditionally guaranty on a joint and several basis all of the Obligations pursuant to the Guaranty and (ii) secure all of the Obligations by granting in favor of the Lender a first priority perfected security interest in, and Lien upon, all of its assets, properties and rights.

E. In addition, to further induce the Lender to extend such credit to the Borrower and in partial consideration therefor, at the Closing, the Borrower wishes to (i) issue and deliver the Warrant to the Lender and (b) grant to the Lender the irrevocable right and option to acquire 49.0% of the Equity Interests of PhoenixEV pursuant to the terms of the PhoenixEV Equity Interest Option Agreement.

F. The Lender is willing to extend such credit to the Borrower, all on the terms and subject to the conditions set forth herein and in the other Loan Documents.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Loan Parties and the Lender hereby agree as follows:

SECTION 1.

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Unless otherwise defined herein, the following capitalized terms have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“2023 PTB Asset Purchase Documents” means, collectively, (i) that certain Asset Purchase Agreement dated as of November 13, 2023, as amended by that certain First Amendment to Asset Purchase Agreement dated as of December 1, 2023, and that certain Second Amendment to Asset Purchase Agreement dated as of December 15, 2023 (as so amended, together with the exhibits and schedules thereto, the “2023 PTB Asset Purchase Agreement”), by and among Proterra, Inc. and Proterra Operating Company, Inc. as “Sellers,” and the Borrower, as “Purchaser,” and (ii) that certain Intellectual Property Assignment Agreement dated as of January 11, 2024, among Proterra, Inc. and Proterra Operating Company, Inc. as “Assignors,” and Borrower, as “Assignee.”

“2025 PhoenixEV Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of December 31, 2025, as amended by the 2025 PhoenixEV Asset Purchase Agreement Amendment, together with the exhibits and schedules thereto, by and among the Borrower and Phoenix Cars, as “Sellers,” and PhoenixEV, as “Purchaser.”

“2025 PhoenixEV Asset Purchase Agreement Amendment” has the meaning set forth in Section 4.16.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote more than ten percent (10%) or more of the outstanding voting securities of another Person or (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, none of the Persons that own Parent will be deemed to be an Affiliate for purposes of this Agreement and the other Loan Documents.

“Agreement” means this Term Loan, Security and Guaranty Agreement, as amended from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Base Interest Rate” means 10.0% per annum.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Borrower” has the meaning given to such term in the preamble.

“Borrowing Notice” means a notice of borrowing substantially in the form previously provided to the Borrower.

“Business Day” means any day other than Saturday, Sunday, and any other day on which banking institutions in the State of New York are closed for business.

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“Change of Control” means any of the following: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the 1934 Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the 1934 Act) of more than fifty percent (50%) of the Equity Interests of the Borrower entitled to vote for members of its board of directors (or similar governing body) on a fully diluted basis; (b) the Borrower shall fail to own 100% of the outstanding and issued Equity Interests of the other Loan Parties calculated on a fully diluted basis, provided that after the consummation of the transactions contemplated by the PhoenixEV Equity Interest Option Agreement, the Borrower fails to own at least 51% of the outstanding and issued Equity Interests of PhoenixEV calculated on a fully diluted basis; or (c) except as provided in this Agreement or the PhoenixEV Equity Interest Option Agreement with respect to PhoenixEV, the Borrower shall fail to have the power and authority to elect 100% of the members of the board of directors or similar governing body of the other Loan Parties.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning given to such term in Section 3.2.

“Common Stock” means the common stock, par value $0.0004 per share, of the Borrower.

“Confidential Information” has the meaning given to it in Section 12.11.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability of that Person with respect to (i) any obligations arising from a guaranty, indemnity or other assurance of payment or performance with respect to any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the Ordinary Course of Business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control Agreement” means an agreement, in form and substance satisfactory to the Lender, among the applicable Loan Party, the Lender and a depository bank acceptable to the Lender, pursuant to which the Lender obtains control over the Deposit Accounts or Securities Accounts of the Loan Parties, or any other deposit account, as applicable.

“Default” means any event, act or condition that, with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means the Base Interest Rate plus ten percent (10.0%) per annum.

“Deposit Accounts” has the meaning set forth in Article 9 of the UCC.

“Disbursement Instructions” means the disbursement instructions attached as Annex A to the Borrowing Notice.

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“Disclosure Schedules” has the meaning given to such term in Section 5.

“Disposition” means, with respect to any Person, any sale, transfer, lease, contribution, assignment, exclusive license or exclusive sublicense or other conveyance (including by way of merger or division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws)) of, or the granting of options, warrants or other rights to, any of such Person’s or any of such Person’s Subsidiaries’ assets, interests, or properties (including Equity Interests of Subsidiaries) to any other Person in a single transaction or series of transactions.

“Dollar”, “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the shares (of whatever class) in the capital of such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of any of the foregoing, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination,

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Loan Party’s controlled group, or under common control with any Loan Party, within the meaning of Section 414 (b) or (c) of the Code or, for purposes of Section 412 and 430 of the Code, under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) at the time when the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are applicable to any Loan Party or any ERISA Affiliate an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to a Plan within the following 30 days; (b) the filing by any Loan Party or any ERISA Affiliate of an application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan or Multiemployer Plan of a notice of intent to terminate such Plan or Multiemployer Plan pursuant to Section 4041 or 4041A of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA on the assets of any Loan Party or any ERISA Affiliate shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring any Loan Party or any ERISA Affiliate to provide security to such Plan pursuant to Section 436(f) of the Code; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; provided, however, that the event or condition set forth in Section 4042(a)(4) of ERISA shall be an ERISA Event only if the PBGC has notified any Loan Party or any ERISA Affiliate that it has made a determination under such section or that it is considering termination of a Plan on such grounds.

“Event of Default” has the meaning given to it in Section 8.

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“Excluded Account” means, with respect to the Borrower or any other Loan Party, any (i) deposit account used solely for (A) payroll and accrued payroll expenses, (B) tax payments or (C) employee benefit payments, (ii) zero balance accounts and (iii) accounts having an average daily balance, in the aggregate, of less than $10,000.

“Excluded Assets” has the meaning given to it in Section 3.3.

“Excluded Taxes” shall mean (i) Taxes imposed on or with respect to the Lender’s overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of the Lender being organized under the laws of, or having its principal office, or, its applicable lending office located in, the jurisdiction imposing such Tax or (b) that are Other Connection Taxes, (ii) in the case of the Lender, any U.S. federal withholding Taxes imposed on the Lender with respect to the payments it is entitled to receive hereunder pursuant to laws in effect on the date it becomes a party to this Agreement (which in the case of any permitted assignee of Lender, other than any assignment request by the Borrower, shall mean the date as of which Lender’s rights and obligations under this Agreement are assigned to such Person), in each case, except to the extent that, pursuant to Section 7.9 amounts with respect to such Taxes were payable to such Lender’s assignor immediately before such Lender became a party hereto, (iii) Taxes attributable to the Lender’s failure to comply with Section 7.10(e), and (iv) any U.S. federal withholding taxes imposed on Lender under FATCA.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreement with respect thereto.

“Fraudulent Transfer Laws” has the meaning given to such term in Section 11.6.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, that no change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrower, any other Loan Party or any other Subsidiary of the Borrower shall be given effect for purposes of measuring compliance with any provision of this Agreement unless the Borrower and the Lender agree to modify such provisions to reflect such changes in GAAP.

“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority.

“Guarantors” means the Persons a party to the Guaranty as “Guarantors.”

“Guaranty” has the meaning given to it in Section 10.1.

“Indebtedness” means indebtedness of any kind in accordance with GAAP, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds, letters of credit and similar obligations, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all obligations to pay the deferred purchase price for property or services other than trade payables and accrued expenses payable in the Ordinary Course of Business and not overdue by more than forty-five (45) days, (d) all capital lease obligations, (e) indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse and (f) all Contingent Obligations.

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“Indemnified Person” has the meaning given to it in Section 11.16.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” has the meaning given to it in Section 3.1(e).

“Investment” means, with respect to any Person, (i) any acquisition by such Person, or (ii) any loan, advance or extension of credit (other than to customers in the ordinary course of business) by such Person to, or any Guarantee or other contingent liability with respect to the capital stock, Indebtedness or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any interest in any capital stock, limited partnership interest, general partnership interest, or other securities of any such other Person; and “Invest,” “Investing” or “Invested” means the making of an Investment.

“JJA” means J.J. Astor & Co., a Utah corporation.

“JJA Lawsuit” means that certain lawsuit titled J.J. Astor & Co., v. Phoenix Motor Inc, Phoenix Cars, LLC and Phoenix Motorcars Leasing, LLC, filed in the United States District Court for the District of Utah, Civil No. 2:26-cv-00047.

“JJA Loan” means the “Loans” as defined the JJA Loan Agreement.

“JJA Loan Documents” means, collectively, that certain Loan Agreement dated as of March 14, 2025 (as amended from time to time, the “JJA Loan Agreement”), between the Borrower and JJA, and all other “Transaction Documents” (or “Loan Documents as inadvertently used therein), as amended from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning given to such term in the preamble.

“Liabilities” has the meaning given to it in Section 11.16.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

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“Loan Documents” means this Agreement, the Note, the Borrowing Notice, the Pledge Agreement, the Warrant, the Registration Rights Agreement, the PhoenixEV Equity Interest Option Agreement, any Control Agreements, the Patent Security Agreement, the Trademark Security Agreement, all UCC financing statements, any subordination or intercreditor agreements and all certificates, letter agreements, agreements and other documents executed in connection with, or related to, this Agreement and the consummation of the Transactions, as the same may be amended from time to time. The term Loan Documents does not include the Support Agreements or the 2025 PhoenixEV Asset Purchase Agreement Amendment.

“Loan Parties” and “Loan Party” each means, as the context may require, the Borrower and/or the Guarantors.

“Material Adverse Effect” means a material adverse change or effect on (i) the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Loan Parties, taken as a whole; (ii) the ability of the Loan Parties, taken as a whole, to pay or perform, or guarantee the payment of, the Obligations or the Transactions, as applicable, in accordance with the terms of the Loan Documents; or (iii) the ability of the Lender to enforce any of its rights or remedies with respect to the Loan Documents or the Obligations or the Transactions; or (iv) the Liens on the Collateral or the priority of such Liens.

“Material Contracts” means (a) the 2023 PTB Asset Purchase Documents, (b) the 2025 PhoenixEV Asset Purchase Agreement or (c) any contract, agreement or arrangement to which the Borrower or any other Loan Party is a party (i) for which breach, termination, nonperformance or failure to renew would reasonably be expected to have a Material Adverse Effect, (ii) which would constitute a “Material Contract” as defined in the 2023 PTB Asset Purchase Agreement or (iii) that is otherwise material to the businesses (including the Proterra Transit Business), operations or prospects of the Borrower or any other Loan Party (including PhoenixEV).

“Maturity Date” means May 31, 2027.

“Maximum Legal Rate” has the meaning assigned to such term in Section 2.2.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Note” means that certain Senior Secured Term Loan Discount Note dated as of the Closing Date made by the Borrower in favor of the Lender in the principal face amount of $5,000,000.

“Obligations” means all principal, interest and other amounts due and owing under, arising out of or related to the Note or any other Loan Document, whether due or not due, direct or indirect, joint and/or several, absolute or contingent, voluntary or involuntary, liquidated or unliquidated, determined or undetermined, now or hereafter existing, amended, renewed, extended, exchanged, restated, refinanced, refunded or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether for principal, interest, premiums, fees, costs, expenses (including attorneys’ fees) or other amounts incurred for collection, enforcement or otherwise, whether or not arising after the commencement of any proceeding under insolvency, bankruptcy or similar laws (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding, and whether or not recovery of any such obligation or liability may be barred by any statute of limitations or such indebtedness, claim, liability or obligation may otherwise be unenforceable.

“Ordinary Course of Business” means the ordinary course of business of the Borrower or any other Loan Parties, as applicable, undertaken in good faith and consistent with applicable Law and past practices.

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“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest herein or in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than pursuant to an assignment request by the Borrower pursuant to this Agreement).

“Participant Register” has the meaning given to such term in Section 12.7(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended from time to time.

“Payment Office” means the office at which the Borrower shall make any payments to the Lender under this Agreement, as set forth in Schedule 2.7.

“Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any other Loan Party or any ERISA Affiliate of any of the foregoing or to which the Borrower or any other Loan Party or any ERISA Affiliate of any of the foregoing contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Perfection Certificate” means that certain Perfection Certificate dated March 5, 2026, together with attachments, delivered by the Borrower to the Lender.

“Phoenix Motorcars Leasing” means Phoenix Motorcars Leasing LLC, a California limited liability company and direct wholly owned subsidiary of the Borrower. “Phoenix Cars LLC, a Delaware

“Phoenix Cars” means Phoenix Cars LLC, a Delaware corporation and direct wholly owned subsidiary of the Borrower.

“PhoenixEV” means PhoenixEV, Inc., a Delaware corporation and direct wholly owned subsidiary of the Borrower.

“PhoenixEV Equity Interest” means forty-nine percent (49.0%) of the Equity Interests in PhoenixEV calculated on a fully diluted basis to be issued to the Lender (or its designee) pursuant to the PhoenixEV Equity Interest Option Agreement.

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“PhoenixEV Equity Interest Option Agreement” means that certain PhoenixEV Equity Interest Option Agreement dated as of the Closing Date among the Borrower, PhoenixEV and the Lender, as amended from time to time.

“PhoenixEV Operating” means PhoenixEV Operating LLC, a South Carolina limited liability company and a direct wholly owned subsidiary of PhoenixEV.

“PhoenixEV Valuation” has the meaning assigned to such term in Section 7.14.

“Pledge Agreement” means that certain Pledge Agreement dated as of the Closing Date by and between the Loan Parties named therein and the Lender, as amended from time to time.

“Property” means collectively, with respect to any Loan Party, the assets, properties and rights of such Loan Party.

“Proterra Transit Business” has the meaning assigned to it in the recitals. The term “Business” has the same meaning.

“Register” has the meaning assigned to such term in Section 12.6.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the Closing Date between the Borrower and the Holder (as defined in the Warrant), as amended from time to time.

“Regulation T” means Regulation T of the Board as from time to time in effect, and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” means Regulation U of the Board as from time to time in effect, and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” means Regulation X of the Board as from time to time in effect, and any successor to all or a portion thereof establishing margin requirements.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower or any other Loan Party, as applicable.

“Restricted Payment” means (a) any declaration or payment of a distribution, interest or dividend on, any payment on account of, or any setting apart assets for a sinking or other analogous fund for, any Equity Interests, (b) any distribution, advance or repayment of any Indebtedness to a direct or indirect holder of Equity Interests, (c) any purchase, redemption, or other acquisition or retirement for value of, or any setting apart assets for a sinking or other analogous fund for the purchase, redemption, or other acquisition or retirement for value of, any Equity Interests or (d) the payment of any management fees or other fees or similar compensation paid to (x) any officer or employee of the Loan Parties or any of its Subsidiaries (other than reasonable compensation paid to officers and employees for actual services rendered to the Borrower and its Subsidiaries in the Ordinary Course of Business), or (y) any direct or indirect holder of Equity Interests of the Loan Parties or any other Subsidiary of the Loan Parties or any Affiliate of any of the foregoing.

“Sanction(s)” means any economic or financial sanctions, trade embargoes or similar restrictions administered or enforced by the United States Government (including the OFAC), or the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”).

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“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” has the meaning given to it in Section 5.21(b).

“Secured Obligations” has the meaning given to it in Section 3.1.

“Securities Account” means an account to which a financial asset (as defined in the UCC) is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Solvent” means, at any date, that: (a) the fair value of the assets (on a going concern basis) of the Loan Parties taken as a whole, exceeds their respective debts and liabilities on a consolidated basis taken as a whole, subordinated, contingent or otherwise; (b) the present fair saleable value of the property (on a going concern basis) of the Loan Parties on a consolidated basis taken as a whole, is greater than the amount that will be required to pay the probable liability, on a consolidated basis taken as a whole, of their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the Ordinary Course of Business; (c) the Loan Parties on a consolidated basis taken as a whole, are able to pay their respective debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the Ordinary Course of Business; and (d) the Loan Parties on a consolidated basis taken as a whole, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which any Loan Party owns or controls, directly or indirectly, 50% or more of the outstanding voting securities.

“Support Agreements” means, collectively, (i) that certain Stockholder Support Agreement dated as of February 17, 2026, among the Borrower, PhoenixEV, JCE Partners LLC and certain stockholders of the Borrower, and (ii) that certain Company Support Agreement dated as of February 16, 2026, among the Borrower, PhoenixEV and JCE Partners LLC, in each case in form and substance reasonably satisfactory to the Lender. Unless otherwise expressly provided, to the extent that any terms contained in the Support Agreements conflict with the terms of the Loan Documents, the terms of the Loan Documents shall govern.

“Tax” and “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Return” means any document due or that shall become due to be filed with a Governmental Entity with respect to a Tax.

“Term Loan” means the term loan made by the Lender to the Borrower on the Closing Date pursuant to Section 2.1.

“Transactions” means, collectively, (i) the execution and delivery of this Agreement and the other Loan Documents, (ii) the funding of the Term Loan on the Closing Date, (iii) the issuance by the Borrower of the Warrant, (iv) the issuance of the PhoenixEV Equity Interests to the Lender or its designees and (v) the consummation of the other transactions contemplated by this Agreement.

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“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. For the avoidance of doubt, capitalized terms used herein or in any other Loan Document that are defined in the UCC and not otherwise defined herein or in another Loan Document shall be deemed to have the definition set forth in the UCC.

“USPTO” means the United States Patent and Trademark Office.

“Valuation Firm” has the meaning given to it in Section 7.14.

“Voluntary Prepayment Amount” has the meaning given to it in Section 2.4(a).

“Warrant” means that certain Common Stock Purchase Warrant dated as of the Closing Date issued by the Borrower in favor of the Lender as “Holder,” as amended from time to time.

“Warranty Liability Claim” means any claim, demand, action, cause of action, suit, arbitration, audit, investigation, proceeding or liability arising out of or otherwise relating to in any way or in respect of any product recall or representation, warranty, agreement or guaranty, including any warranty claim, guaranty claim, refund, return, rebate, property damage, defective material claim and/or any other similar claim (including with respect to improper performance, malfunctioning, improper design or manufacture or other defect), or any other similar claim or cause of action, whether such claim or cause of action is known or unknown or asserted or unasserted, with respect to, any product sold, supplied, marketed, stored, delivered, distributed or transported by or with respect to the Proterra Transit Business, whether before or after December 31, 2025.

1.2 Construction and Interpretation. Unless otherwise specified, all references in this Agreement or Schedule to a “Section,” “subsection,” “Exhibit” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. References in the Loan Documents to “as amended” or “as amended from time to time,” or amendments of any agreement or document, shall include any amendments, supplements, restatements or other modifications thereto. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

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1.3 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

1.4 Certain Interpretive Matters. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to, in the case of an Event of Default, the date on which such Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Lender. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.

1.5 Time References. Unless otherwise indicated herein, all references to time of day refer to Pacific Standard Time or Pacific daylight savings time, as in effect in Los Angeles on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

1.6 Knowledge. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (a) the actual knowledge of a Responsible Officer or (ii) the knowledge that a Responsible Officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.

SECTION 2.

TERM LOAN; WARRANT

2.1 Term Loan.

(a) Term Loan. Subject to the terms and conditions of this Agreement, the Lender agrees to make the Term Loan to the Borrower on the Closing Date in the principal amount of $4,000,000, provided that the principal face amount of the Note shall be equal to $5,000,000. Amounts borrowed pursuant to this Section 2.1(a) and repaid may not be reborrowed.

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(b) Interest. The principal face amount of the Note shall bear interest thereon at the Base Interest Rate from the Closing Date until the date upon which such principal face amount shall be paid in cash in full; provided, however, that upon the occurrence and during the continuation of an Event of Default hereunder, all Obligations, including principal, interest and other amount due or owing under the Loan Documents, shall bear interest at a rate per annum equal to the Default Rate. Interest accruing at the Default Rate shall be payable in cash on demand. All computations of interest shall be made on the basis of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the outstanding principal amount of the Loan on the day on which the Loan is made, and shall not accrue for the day on which it is paid.

(c) Payment of Principal and Interest on Maturity Date. The Borrower shall pay in cash the principal balance of, and all accrued and unpaid interest on, the Term Loan and all other Obligations in full on the Maturity Date, unless paid earlier pursuant to the terms of this Agreement.

(d) Disbursement of Term Loan on the Closing Date. The Lender shall disburse the proceeds of the Term Loan on the Closing Date by wire transfer of immediately available funds in accordance with the Disbursement Instructions. The Borrower hereby irrevocably authorizes the Lender to disburse the proceeds of the Term Loan in accordance with the Disbursement Instructions. If the Lender directs the proceeds of the Term Loan in accordance with the Disbursement Instructions, such action shall be without recourse to the Lender, and the Borrower hereby waives any defenses or counterclaims that may arise in connection with such disbursements.

2.2 Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, in no event shall the aggregate interest exceed the maximum rate permitted under any applicable law or regulation, as in effect from time to time (the “Maximum Legal Rate”) and if any provision of this Agreement or any other Loan Document is in contravention of any such law or regulation, interest payable under this Agreement and each other Loan Document shall be computed on the basis of the Maximum Legal Rate (so that such interest will not exceed the Maximum Legal Rate) and once the amount of interest payable hereunder or under the Loan Documents is less than the Maximum Legal Rate, the amount of interest payable hereunder or any Loan Document shall not be reduced below the amount computed based upon the Maximum Legal Rate until the aggregate amount of interest paid equals the amount of interest which would have been payable if the Maximum Legal Rate had not been imposed.

2.3 Voluntary Prepayments. The Borrower may, at its option and upon at least 20 days’ prior written notice to the Lender, prepay all or any portion of the outstanding Term Loan by paying the entire principal balance or any portion thereof, plus all accrued and unpaid interest thereon (the principal amount being prepaid being the “Voluntary Prepayment Amount”). Unless the Voluntary Prepayment Amount, together with accrued and unpaid interest thereon, would constitute a prepayment in full of all Obligations, the principal amount of any Voluntary Prepayment Amount shall be at least $500,000 and in multiples of $100,000 thereafter.

2.4 Note. The Borrower shall execute and deliver to the Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 12.6 promptly after the Borrower’s receipt of such notice, the Note to evidence the Term Loan.

2.5 Warrant. On the Closing Date, the Borrower shall issue and deliver the Warrant to the Lender (or its designee).

2.6 PhoenixEV Equity Interest. At the Closing, and in partial consideration for the Term Loan being made by the Lender to the Borrower, the Borrower, PhoenixEV and the Lender shall enter into the PhoenixEV Equity Interest Option Agreement pursuant to which, among other things, the Borrower shall grant to the Lender the irrevocable right and option to acquire 49.0% of the Equity Interests of PhoenixEV pursuant to the terms of the PhoenixEV Equity Interest Option Agreement.

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2.7 Payments. All payments to be made to the Lender hereunder or under the other Loan Documents shall be made in Dollars in immediately available funds at the Payment Office without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrower and the other Loan Parties shall make each such payment not later than 12:00 P.M. (New York City time) on the day when due. Any payment received after 12:00 P.M. (New York City time) shall be deemed to have been made on the next succeeding Business Day for all purposes.

2.8 Original Issue Discount. The parties hereto acknowledge and agree that the Issue Price of the Note is $4,000,000 and the Stated Redemption Price at Maturity is $5,000,000. The OID is $1,000,000 representing the excess of the Stated Redemption Price at Maturity over the Issue Price. The parties further acknowledge and agree as follows:

(a) Yield to Maturity. The yield to maturity of the Note, calculated in accordance with Section 1272 of the Code and the Treasury Regulations promulgated thereunder, is approximately 25.0% per annum, compounded annually, which represents the interest that would be payable between these parties in an arm’s length transaction.

(b) Accrual of OID. To the extent required by the Code, the Lender shall include OID in gross income on a constant yield basis over the term of the Note, regardless of the Lender’s regular method of accounting. The daily portion of OID shall be determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. The amount of OID allocable to any accrual period shall be an amount equal to the product of the adjusted issue price of the Note at the beginning of such accrual period and the yield to maturity of the Note, reduced by any qualified stated interest allocable to such accrual period.

(c) Adjusted Issue Price. For purposes of determining the amount of OID allocable to any accrual period, the Adjusted Issue Price of the Note at the beginning of any accrual period shall be the Issue Price of the Note, increased by the aggregate amount of OID that accrued in all prior accrual periods and decreased by any payments made on the Note that reduce the face amount of the Note (other than payments of qualified stated interest) during all prior accrual periods.

(d) Tax Reporting. The Borrower shall furnish to the Lender, and shall file with the Internal Revenue Service, such information returns (including, without limitation, Form 1099-OID) as may be required under the Code and applicable Treasury Regulations with respect to the OID on the Note. The Borrower shall provide to the Lender, upon request, such information as may be reasonably necessary for the Lender to comply with its tax reporting obligations with respect to the Note.

(e) Information Statement. Pursuant to Treasury Regulation Section 1.1275-3, the Borrower shall provide to the Lender the following information:

(i)	The Issue Price of the Note shall be $4,000,000;

(ii)	The amount of OID on the Note shall be $1,000,000;

(iii)	The Issue Date of the Note shall be the Closing Date;

(iv)	The Yield to Maturity of the Note: 25.0%; and

(v)	The amount of OID accruing for each accrual period.

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(f) Additional Interest. Additional interest accrues on the Note as set forth in this Agreement and the Note.

(g) Consultation with Tax Advisors. Each party represents and warrants that it has had the opportunity to consult with its own tax advisors regarding the tax consequences of the OID on the Note. Neither party makes any representation or warranty to the other regarding such tax consequences, and each party shall be solely responsible for its own tax reporting and compliance obligations.

Capitalized terms contained in this Section 2.8 have the meanings ascribed to them in the Code for purposes of calculating and reporting Original Issue Discount unless specifically noted herein to have other definitions.

SECTION 3.

SECURITY INTEREST

3.1 As collateral security for the payment and performance in full of all Obligations when due (collectively, the “Secured Obligations”), each of the Loan Parties hereby grants to the Lender a security interest and lien in and to, and so pledges and assigns to the Lender, all right, title and interest in and to all assets, properties and rights of each such Loan Party, wherever located, whether now owned or hereafter acquired or arising, including the following (all of the same being collectively referred to as the “Collateral”):

(a) all accounts, accounts receivable, rights to payment, chattel paper, electronic chattel paper, commercial tort claims, letter of credit rights and proceeds of letters of credit, documents, securities, money and instruments, and investment property, whether held directly or through a securities intermediary, and other obligations of any kind owed to the Loan Parties, however evidenced;

(b) all deposits and Deposit Accounts with any bank, savings and loan association, credit union or like organization, and all funds and amounts therein, and whether or not held in trust, or in custody or safekeeping, or otherwise restricted or designated for a particular purpose;

(c) all inventory (including raw materials, work-in-process, work-in-transit and finished goods);

(d) all equipment, including all machinery, furniture, furnishings, fixtures, trade fixtures, tools, parts and supplies, automobiles, trucks, tractors and other vehicles, appliances, computer and other electronic data processing equipment and other office equipment and all additions substitutions, replacements, parts, accessories, and accessions to and for the foregoing;

(e) all general intangibles and other personal property, including (A) all tax and other refunds, rebates or credits of every kind and nature to which any Loan Party is now or hereafter may become entitled; (B) all intellectual property and all worldwide rights and interests therein of any type or description, including all inventions and discoveries, patents and patent applications, copyrights and applications for copyright (together with the underlying works of authorship) whether or not registered, together with any renewals and extensions thereof, trademarks, service marks and trade names, and applications for registration of such patents, trademarks, service marks and trade names, domain names, trade secrets, trade dress, trade styles, logos, computer programs and software, and the entire goodwill of or associated with the businesses now or hereafter conducted by any Loan Party connected with and symbolized by any of the aforementioned properties and assets, and all licenses relating to any of the foregoing, all reissuance, continuations and continuations-in-part of the foregoing, all other rights derived from or associated with the foregoing, including the right to sue and recover for past infringement, and all income and royalties with respect thereto (“Intellectual Property”); (C) all goodwill (including goodwill associated with any Intellectual Property), chooses in action and causes of action; (D) all interests in limited and general partnerships, limited liability companies and other Persons; (E) all contracts and contract rights (including the Material Contracts); and (F) all indemnity agreements, guaranties, insurance policies, insurance claims, and other contractual, equitable and legal rights of whatever kind or nature;

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(f) all books, records and other written, electronic or other documentation in whatever form maintained by or for the Loan Parties in connection with the ownership of its assets or the conduct of its business or evidencing or containing information relating to any of the foregoing; and

(g) all products, proceeds (including insurance proceeds), rents and profits thereof, accessions thereto and supporting obligations relating thereto.

Terms used in this Section 3.1 to describe Collateral shall have the meanings set forth in the UCC.

3.2 To further secure the prompt payment and performance of the Secured Obligations, each Loan Party hereby grants to the Lender a continuing security interest in and Lien upon all amounts credited to any Deposit Account or Securities Account of a Loan Party not constituting an Excluded Account, including sums in any blocked, lockbox, sweep or collection account. Each Loan Party hereby authorizes and directs each bank or other depository to deliver to the Lender, upon request, all information regarding balances in any Deposit Account or Securities Account not constituting an Excluded Account maintained for such Debtor, without inquiry into the authority or right of the Lender to make such request. The Borrower shall at any time, and from time to time, take such steps as the Lender may reasonably request for the Lender to obtain “control” from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities, or from each bank or financial institution holding a Deposit Account or Securities Account not constituting an Excluded Account, in accordance with Article 9 of the UCC, with any authenticated springing control agreements, to be in form and substance reasonably satisfactory to the Lender. Each Loan Party shall provide the Lender with prompt written notice upon establishing any Deposit Account or Securities Account (other than Excluded Accounts) and shall take all actions necessary to establish the Lender’s control of each such Deposit Account or Securities Account (other than an Excluded Account).

3.3 Notwithstanding the foregoing, the Collateral shall not include the following: (i) any U.S. intent-to-use trademark application for which a statement of use has not been filed with and duly accepted by the USPTO (but only until such statement is accepted by the USPTO), (ii) any rights or interests in any lease, license, contract, or agreement as such, or the assets subject thereto, if under the terms of any such lease, license, contract, or agreement, or applicable Law with respect thereto, the valid grant of a security interest or lien therein or in such assets to the Lender is prohibited or would create a right of termination in favor of any party thereto other than the Loan Parties and such prohibition or right of termination has not been or is not waived or the consent of the other party to such lease, license, contract, or agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived and (iii) any inventory or other goods of any Loan Party, with respect to which the grant of a security interest or lien on such assets to the Lender (x) is prohibited by applicable law or the terms of any governmental permit or (y) would automatically cause, or create a right of, any termination, suspension or revocation of any governmental permit under any applicable law; provided, however, the foregoing exclusions shall in no way be construed (1) to apply if any prohibition would be rendered ineffective under the UCC (including Sections 9-406, 9-407 and 9-408 thereof) or other applicable law (including the United States bankruptcy code) or principles of equity, (2) so as to limit, impair or otherwise affect the Lender’s unconditional continuing security interests or liens upon any rights or interests of any Loan Party in or to the proceeds of the foregoing (including proceeds from the sale, license, lease or other disposition of the foregoing), including monies due or to become due under any such lease, license, contract, or agreement or (3) to apply at such time as the condition causing such prohibition shall be remedied and, to the extent severable, Collateral shall include any portion of any lease, license, contract, agreement or assets that does not result in any such prohibition (collectively, the “Excluded Assets”).

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3.4 Each Loan Party hereby authorizes the Lender to, from time to time in any appropriate jurisdiction, file one or more UCC financing statements or continuation statements, and amendments thereto (including the filing and recording of financing statements or other recordable documents at the USPTO or the U.S. Copyright Office) relating to all or any part of the Collateral without the signature of any such Loan Party where permitted by applicable law. Such financing statements may indicate that the Collateral is “all assets,” “all personal property” of the applicable Loan Party or words of similar import in accordance with the UCC. A photocopy or other reproduction of this Security Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by applicable law.

3.5 The Lender’s Lien in the Collateral shall continue until the Secured Obligations (other than inchoate indemnity obligations) are satisfied in cash in full and, at such time, the Lender shall, at the reasonable request of Borrower and at Borrower’s sole cost and expense, execute and deliver to Borrower (without recourse) such documents necessary to terminate the Lender’s security interest in the Collateral.

3.6 Each Loan Party hereby irrevocably constitutes and appoints the Lender, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of each such Loan Party and in the name of each such Loan Party or in its own name, from time to time in the Lender’s sole discretion, for the purpose of carrying out the terms of this security agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary to accomplish the purposes of this security agreement, all at the Borrower’s sole expense.

3.7 The Borrower shall promptly provide information relating to the Collateral as the Lender may reasonably request in writing from time to time, including such further schedules, documents and/or information regarding the Collateral as the Lender may reasonably require. The Borrower shall also from time to time procure any instruments or documents as may be reasonably requested by the Lender, and take all further action that may be necessary, or that the Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby.

3.8 The provisions of this Section 3 create an enforceable security interest in and to the Collateral, securing the payment and performance in full of all Secured Obligations when due, whether at stated maturity, upon acceleration, or otherwise.

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SECTION 4.

CONDITIONS PRECEDENT

The obligation of the Lender to make the Term Loan to the Borrower on the Closing Date is subject to the satisfaction by the Loan Parties (or the waiver by the Lender) of each of the following conditions precedent:

4.1 Loan Documents. On or prior to the Closing Date, the Borrower and the other Loan Parties shall have delivered to the Lender copies of the Loan Documents listed below, duly executed by the applicable Loan Party and dated as of the Closing Date unless otherwise indicated, and all other documents and instruments reasonably required by the Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of the Lender with respect to all Collateral, in all cases in form and substance acceptable to the Lender:

(a) this Agreement;

(b) the Note;

(c) the Borrowing Notice (accompanied by the Disbursement Instructions);

(d) the Pledge Agreement;

(e) a Patent Security Agreement, in form and substance satisfactory to the Lender, to be filed with the USPTO;

(f) a Trademark Security Agreement, in form and substance satisfactory to the Lender, to be filed with the USPTO;

(g) the Warrant;

(h) the Registration Rights Agreement; and

(i) the PhoenixEV Equity Interest Option Agreement.

4.2 Lien Searches; Filings.

(a) The Lender shall have received the results of a search of the UCC filings (or equivalent filings), tax Liens (state and federal), judgment Liens, bankruptcies and litigations made with respect to each Loan Party, together with copies of the financing statements and other filings (or similar documents) disclosed by such searches, and accompanied by evidence satisfactory to the Lender that the Liens indicated in all such financing statements and other filings (or similar document) have been released or will be released on the Closing Date concurrently with the funding of the Term Loan hereunder.

(b) The Lender shall have received evidence, in form and substance satisfactory to the Lender, that appropriate UCC (or equivalent) financing statements have been provided for filing in such office or offices as may be necessary or, in the opinion of the Lender, desirable to perfect and evidence the Lender’s Liens in and to the Collateral.

4.3 Existing Indebtedness; JJA Loan Payoff Letter.

(a) [Reserved.]

(b) Without limiting the generality of the foregoing, the Lender shall have received a fully executed copy of a payoff letter, in form and substance satisfactory to the Lender, with respect to the payment in full of the JJA Loan and the release and/or termination of all Liens secured the JJA Loan and all related obligations under the JJA Loan Documents, provided that the total payoff amount of the JJA Loan shall not exceed $3,800,000.

4.4 Confirmation of Assignment of PTB Patents and Trademarks. The Lender shall have received written evidence issued by the USPTO that all of the patents and trademarks listed in Schedule 5.13 that are registered at the USPTO are owned of record and registered at the USPTO in the name of PhoenixEV.

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4.5 Consents and Approvals. The Lender shall have obtained copies of all requisite authorizations, consents and approvals of (a) the board of directors and stockholders of the Loan Parties and (b) any Governmental Authorities and other third party consents and approvals, in each case to the execution and delivery of the Loan Documents and the consummation of the Transactions.

4.6 [Reserved.]

4.7 Support Agreements. The Support Agreements remain in full force and effect.

4.8 [Reserved.]

4.9 Secretary’s or Manager’s Certificate. The Lender shall have received a certificate for each Loan Party, dated the Closing Date, duly executed and delivered by such Loan Party’s secretary or assistant secretary, managing member or other appropriate Person acceptable to the Lender, certifying as to:

(a) such Person’s organizational documents, as amended as of Closing Date, certified by the appropriate officer or official body of the jurisdiction of organization of such Person;

(b) resolutions of each such Person’s governing body then in full force and effect expressly and specifically authorizing, to the extent relevant, all aspects of the Transactions applicable to such Person and the execution, delivery and performance of each Loan Document, in each case to be executed by such Person;

(c) the incumbency and specimen signatures of its authorized officers and any other of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person, and a list of all officers and directors of the Loan Parties; and

(d) certificates of good standing with respect to each Person, each dated as of a recent date prior to the Closing Date, such certificates to be issued by the appropriate officer or official body of the jurisdiction of organization of such Person, each of which certificates shall indicate that such Person is in good standing in the applicable jurisdiction.

4.10 Closing Certificate. The Lender shall have received a certificate from the Borrower, dated the Closing Date, duly executed and delivered by an authorized officer of the Borrower, certifying that:

(a) both before and after giving effect to the Transactions, including the making of the Term Loan on the Closing Date, no Default or Event of Default has occurred;

(b) since December 31, 2025, no event, development, change, circumstance, condition or effect has occurred that could reasonably be expected to constitute a Material Adverse Effect;

(c) (i) the representations and warranties contained in this Agreement and in the other Loan Documents that contain a materiality qualification are true and correct, except for any such representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date, and (ii) the representations and warranties contained in this Agreement and in the other Loan Documents that do not contain a materiality qualification are true and correct in all material respects, except for any such representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date; and

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(d) The Loan Parties have duly performed and complied with all agreements, covenants and conditions required by this Loan Agreement and the other Loan Documents to be performed or complied with by them prior to or on the date hereof.

4.11 Solvency Certificate. The Lender shall have received a solvency certificate, in form and substance satisfactory to the Lender, duly executed by an authorized officer of the Borrower confirming the solvency of Borrower and its subsidiaries, taken as a whole, after giving effect to the Transactions.

4.12 Opinion of Counsel of the Loan Parties. The Lender shall have received an opinion of counsel of George Milionis, Esq., in-house counsel to the Loan Parties, addressed to the Lender, in form and substance reasonably satisfactory to the Lender and its counsel.

4.13 Fees and Expenses. The Lender shall have received payment in full of all fees, costs and expenses incurred by the Lender (including expenses for, among other things, diligence, lien searches and attorneys’ fees and expenses) in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the Transactions.

4.14 Patriot Act Compliance. The Lender shall have received all documentation and other information that the Lender reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-laundering rules and regulations, including the Patriot Act and 31 C.F.R. §1010.230 (Beneficial Ownership Regulation), in each case the results of which are satisfactory to the Lender in its sole discretion.

4.15 PhoenixEV Directors and Officers. The Lender shall have received resolutions, in form and substance satisfactory to the Lender, evidencing that the number of members of the Board of Directors of PhoenixEV shall be fixed at the number designated by the Lender and the individuals identified by the Lender to serve in such capacities shall have been duly elected.

4.16 Amendment to 2025 PhoenixEV Asset Purchase Agreement. The Lender shall have received a true, correct and complete copy of an amendment to the 2025 PhoenixEV Asset Purchase Agreement effective as of December 31, 2025, in substantially the form previously provided by the Lender to the Borrower (the “2025 PhoenixEV Asset Purchase Agreement Amendment”), duly approved and executed by the Borrower, Phoenix Cars and PhoenixEV.

4.17 Additional Matters. All other documents and legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to the Lender.

SECTION 5.

REPRESENTATIONS AND WARRANTIES OF LOAN PARTIES

Each Loan Party represents and warrants that, as of the Closing Date, except as expressly disclosed in the disclosure schedules attached to this Agreement (the “Disclosure Schedules”):

5.1 Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

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5.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Loan Party’s organization documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than any Lien pursuant to a Loan Document) under, (i) any Material Contract to which such Loan Party is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject, in each case under this clause (b) except to the extent such conflict, breach or contravention, as the case may be, would not reasonably be expected to have a Material Adverse Effect; or (c) violate any Law except to the extent any such violation would not reasonably be expected to result in a Material Adverse Effect.

5.3 Governmental Authorizations. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which such Loan Party is party, except (i) such as have been obtained or made and are (or will so be) in full force and effect, and (ii) those the failure to obtain or make which would not reasonably be expected to result in a Material Adverse Effect.

5.4 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party who is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

5.5 Collateral; No Other Liens. At the Closing, each Loan Party owns and has rights to all of the Collateral it purports to own, in each case free and clear of all Liens other than the Lien in favor of the Lender. Each Loan Party has the power and authority to grant to the Lender a Lien in the Collateral it purports to own as collateral security for the Secured Obligations. This Agreement and the other Loan Documents are effective to create in favor of the Lender, a legal, valid, and enforceable first priority security interest in the Collateral as described herein and therein, and such security interest is prior to all other Liens. There exists no Liens against the Borrower or any other Loan Party (or their assets) other than the Lien granted to the Lender.

5.6 Subsidiaries. The Borrower has provided an organizational chart depicting the ownership interest of the Loan Parties other than the Borrower. Each outstanding share or unit of Equity Interests of each Loan Party have been duly authorized, validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights created by applicable law, any Loan Party’s or Subsidiary’s organizational documents or by any agreement to which any Loan Party or Subsidiary is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or “blue sky” laws.

5.7 Financial Statements. The financial statements included in the SEC Filings comply, and each set of financial statements included in any SEC Filing after the date hereof will comply when filed or furnished, in all material respects with applicable requirements as to form and content, have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis (except as noted therein), and fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries as of the dates and for the periods indicated therein, subject, in the case of unaudited statements, to normal year-end adjustments and the absence of footnotes.

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5.8 Material Adverse Effect. Since December 31, 2025, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred.

5.9 Laws. Each Loan Party is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, except to the extent such violation would not reasonably be expected to have a Material Adverse Effect. Each Loan Party is not in default in any manner under any provision of any agreement or instrument evidencing Indebtedness for borrowed money, or any other material agreement to which it is a party or by which it is bound. Each Loan Party and each of its subsidiaries and, to the knowledge of any Loan Party, any agent or other party acting on behalf of any Loan Party or any such Subsidiary, are in compliance with all applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations, and none of the funds to be provided under this Agreement will be used, directly or indirectly, for any activities in violation of such laws and regulations.

5.10 OFAC. None of the Borrower, any other Loan Party or any of their Subsidiaries, nor, to the knowledge of any Loan Party, any director, officer, employee, agent, or affiliate thereof, is (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction.

5.11 Patriot Act and Anti-Corruption Laws. The Borrower, each other Loan Party and each other Subsidiary of the Borrower and, to the knowledge of any Loan Party, each Affiliate of the Borrower, each other Loan Party and each other Subsidiary of the Borrower, is in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act, (c) the United States Foreign Corrupt Practices Act of 1977 and (d) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of the Term Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

5.12 Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of any Loan Party, threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) except as specifically disclosed in Schedule 5.12, could reasonably be expected to be adversely determined, and, if so determined, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.

5.13 Intellectual Property. As of the Closing Date, the Loan Parties own, or have licensed or otherwise have the right to use, all Intellectual Property material to and necessary for the operation of its Business, and the use thereof by the Loan Parties (or any of them) does not infringe in any material respect on the rights of any other Person. Attached as Schedule 5.13 is a true, correct and complete list of all Intellectual Property owned or licensed by each Loan Party, together with name of the Loan Party that owns such Intellectual Property, the respective application or registration numbers of such Intellectual Property, where applicable, at the USPTO or similar foreign Governmental Authority, the dates of filings, and the countries in which such Intellectual Property is registered or in which an application has been filed. All of software and software application items listed on Schedule 5.13 are exclusively owned by PhoenixEV. No Loan Party has any Intellectual Property recorded at the United States Copyright Office.

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5.14 Tax Matters. (a) Each Loan Party has timely filed all U.S. federal and other material Tax Returns that it is required to file, (b) each Loan Party has duly and timely paid or fully reserved for all material taxes or installments thereof (including any interest or penalties) as and when due, which have become due, and (c) each Loan Party has paid or fully reserved for any tax assessment received by such Loan Party for the three (3) years preceding the Closing Date, if any (including any taxes and any interest and penalties thereon being contested in good faith and by appropriate proceedings).

5.15 Solvency. On the Closing Date after giving effect to the Transactions, the Borrower, the other Loan Parties and their Subsidiaries, taken as a whole, are Solvent.

5.16 Use of Proceeds; Regulations T, U and X. The Borrower will use the proceeds of the Term Loan solely for the purposes set forth in, as permitted by, and in accordance with Section 7.13. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” or “margin securities” within the meanings of Regulations T, U or X, and no proceeds of the Term Loan will be used to purchase or carry any margin stock or margin security or otherwise for a purpose which violates or would be inconsistent with Regulations T, U or Regulation X.

5.17 Investment Company Act. No Loan Party or any Subsidiary of a Loan Party is, or after giving effect to the Transactions and the other transactions contemplated under the Loan Documents will be, (i) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, or (ii) subject to the Federal Power Act, the Interstate Commerce Act, or any other law limiting its ability to incur any of its respective obligations hereunder or under any of the other Loan Documents.

5.18 Material Contracts. Schedule 5.18 sets forth a true and correct list of all Material Contracts of the Borrower and each other Loan Party. All Material Contracts are in full force and effect and none of the Borrower or any other Loan Party or, to the knowledge of any Loan Party, any other Person that is a party thereto is in default under any material provision of a Material Contract.

5.19 Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination, limitation or modification of any business relationship between the Borrower or any other Loan Party, on the one hand, and any customer or supplier, or any group of customers or suppliers, on the other hand, which individually or in the aggregate are material to the business of the Borrower or any other Loan Party. There exists no condition or circumstance that could reasonably be expected to impair in any material respect the ability of the Borrower or any other Loan Party to conduct its business operations at any time hereafter in substantially the same manner as conducted on the Closing Date.

5.20 ERISA Compliance.

(a) Each Plan is operated in material compliance with the applicable provisions of ERISA, the Code and other Federal or state laws.

(b) There are no pending claims, actions or lawsuits or, to the knowledge of any Loan Party, threatened in writing, by any Governmental Authority with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There is no violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

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(c) Except, in each case, as would not reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained in respect of any Pension Plan; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60%; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments in respect of any Pension Plan which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.21 Compliance with SEC Filing Requirements.

(a) The Borrower is a public company subject to the reporting requirements of the 1934 Act and is in compliance in all material respects with such requirements as in effect from time to time.

(b) The Borrower has timely filed or furnished, on or before their respective due dates (taking into account any valid extensions), all reports, schedules, forms, statements, certifications, exhibits and other documents required to be filed with or furnished to the SEC by the Borrower since January 1, 2024 (collectively, the “SEC Filings”). No SEC Filing remains past due or delinquent as of the date hereof.

(c) As of their respective dates (and, if amended or supplemented, as of the date of the most recent amendment or supplement prior to the date hereof), the SEC Filings complied, and each SEC Filing filed or furnished after the date hereof will comply when filed or furnished, in all material respects with the requirements of the Securities Act of 1933, as amended, the 1934 Act and the rules and regulations of the SEC thereunder applicable to such SEC Filings, and none of the SEC Filings, when filed or furnished (and, if amended or supplemented, as of the date of the most recent amendment or supplement prior to the date hereof), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.22 Deposit and Securities Accounts. Schedule 5.22 sets forth a true and complete list of all Deposit Accounts and Securities Accounts established or maintained by the Borrower and all other Loan Parties.

5.23 2023 PTB Asset Purchase Documents; 2025 PhoenixEV Asset Purchase Agreement. The documents described in the definition of “2023 PTB Asset Purchase Documents” represent all of the agreements, instruments and other documents entered into or delivered in connection with acquisition by the Borrower or any of its Affiliates of the Proterra Transit Business. Immediately following the Closing, the 2025 PhoenixEV Asset Purchase Agreement will remain in full force and effect in accordance with its terms.

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5.24 Warranty Liability Claims. None of PhoenixEV or PhoenixEV Operating is, or will be, liable or otherwise responsible, in whole or in part, for any Warranty Liability Claims that do not arise from express written warranties issued by PhoenixEV or PhoenixEV Operating after the Closing Date solely with respect to products sold by PhoenixEV or PhoenixEV Operating after the Closing Date.

5.25 Disclosure. No report, financial statement, certificate (including the Perfection Certificate) or other information furnished in writing by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement (other than projections, financial estimates, forecasts and other forward-looking information, and other information of a general economic or industry specific nature) (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time.

SECTION 6.

[RESERVED]

SECTION 7.

AFFIRMATIVE COVENANTS

The Loan Parties hereby covenant and agree that, from and after the Closing Date until the Term Loan, together with interest, fees and all other Secured Obligations incurred hereunder, are paid in full in cash in accordance with the terms of this Loan Agreement:

7.1 Reporting Requirements. The Borrower will furnish to the Lender copies of the following financial statements, reports and information:

(a) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a copy of the Form 10-Q filed with the SEC for such quarter for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a consolidated statement of income and consolidated cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer or the treasurer of the Borrower as having been prepared in accordance with GAAP;

(b) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the Form 10-K filed with the SEC for such year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and a consolidated statement of income and consolidated cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by a report and opinion as to such consolidated financial statements by Yu Certified Public Accountant PC or another independent public accountants approved by the audit committee of the Borrower’s board of directors, which report and opinion shall be prepared in accordance with applicable audit standards, and which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

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(c) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer or the treasurer of the Parent setting forth details of such Default and the action that the Parent has taken and proposes to take with respect thereto;

(d) promptly after the commencement thereof, notice of all actions and proceedings before any court, Governmental Authority or arbitrator affecting the Borrower or any of its Subsidiaries;

(e) (A) promptly and in any event within 20 days after any Loan Party or any ERISA Affiliate knows or has reason to know that (1) any ERISA Event has occurred which could result in a material liability of any Loan Party or any ERISA Affiliate, or (2) any Loan Party or any ERISA Affiliate has incurred or is reasonably expected to incur a material liability under Section 4064 or 4069 of ERISA, a statement of a director of the Borrower describing such ERISA Event and the circumstances giving rise to, and the amount of such liability and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) within two Business Days of the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information;

(f) promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or Multiemployer Plan or to have a trustee appointed to administer any Plan or Multiemployer Plan;

(g) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Lender pursuant hereto;

(h) promptly following the commencement of any litigation, suit, administrative proceeding or arbitration relating to the Borrower or any other Loan Party or any of its Properties, but in any event not later than (5) Business Days after any Responsible Officer of the Borrower or any other Loan Party becomes aware thereof, a notice thereof from the Borrower describing the allegations of such litigation, suit, administrative proceeding or arbitration and the Borrower’s response thereto;

(i) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that the Borrower or any other Loan Party has made available to its equityholders; copies of any regular, periodic and special reports or registration statements or prospectuses that the Borrower or any other Loan Party files with the SEC or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by the Borrower or any other Loan Party to the public concerning material changes to or developments in the business of the Borrower or any other Loan Party;

(j) promptly upon any Responsible Officer of the Borrower or any other Loan Party obtaining knowledge that the Borrower or any other Loan Party has registered or applied to register any Intellectual Property with any Governmental Authority, a certificate of a Responsible Officer describing such Intellectual Property in such detail as the Lender shall reasonably require;

(k) from time to time upon the reasonable request of the Lender, the Loan Parties shall make appropriate members of management available at reasonable times during normal business hours for a telephone conference to discuss with the Lender the financial condition and operations of the Borrower and the other Loan Parties; and

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(l) such other information with respect to the financial condition and operations of the Borrower or any other Loan Party as the Lender may reasonably request.

7.2 Maintenance of Existence and Licenses.

(a) The Loan Parties shall maintain and preserve its existence, and qualification and good standing in all states and jurisdictions in which such qualification and good standing are required in order to conduct its business and own its property as conducted and owned in such states, except, in the case of foreign qualifications, where the failure to be so qualified could not reasonably be expected, in the aggregate, to result in a Material Adverse Effect.

(b) The Loan Parties shall (i) keep each material License affecting any Collateral (including the manufacture, distribution or disposition of inventory) or any other Property of the Borrower or any other Loan Party in full force and effect, (ii) promptly notify the Lender of any proposed modification to any such material License, or entry into any new material License, in each case at least five (5) Business Days prior to its effective date, (iii) pay all royalties and other amounts when due under any material License, and (iv) notify the Lender of any default or breach asserted by any Person to have occurred under any material License.

7.3 Maintenance of Properties. The Loan Parties shall maintain or cause to be maintained in the Ordinary Course of Business in good repair, working order and condition (reasonable wear and tear excepted) all Property (whether owned or held under lease) and from time to time make or cause to be made all necessary or advisable repairs, renewals, replacements, additions, betterments and improvements thereto.

7.4 Compliance with Material Contracts; Title to Collateral; Payment of Liabilities. The Loan Parties shall comply in all material respects with the provisions of each of the Material Contracts. The Loan Parties shall protect and defend their title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to the Loan Parties or the Lender other than Liens expressly permitted by this Agreement, pay, bond and discharge, as the same may become due and payable, all import and export customs, duties and tariffs and all other material taxes, assessments and other governmental charges or levies against or on any of their respective Property, in each case, prior to the date on which they become delinquent or penalties attach, as well as all other lawful claims of any kind which, if unpaid, might become a Lien upon any of their respective Property, except in such instances where (x) any such material taxes, assessments and other governmental charges or levies are being contested in good faith by appropriate proceedings diligently conducted and (y) the failure to pay, bond or discharge the same, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.5 Compliance with Laws. The Loan Parties shall carry on its business activities in substantial compliance with all applicable federal, state, local and foreign Laws and all applicable rules, regulations and orders of all governmental bodies and offices having power to regulate or supervise its business activities, including all applicable environmental, pollution control, health and safety statutes, laws and regulations, except where the failure to do so would not reasonably be expected to result in either (x) a Material Adverse Effect or (y) liabilities to the Loan Parties in excess of $50,000. The Loan Parties shall maintain all material rights, liens, permits, certificates of compliance or grants of authority necessary for the conduct of its business.

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7.6 Books and Records; Inspection Rights. The Loan Parties shall maintain a system of accounting administered in accordance with GAAP and shall keep books and records reflecting all of its business affairs and transactions in accordance with GAAP in all material respects. The Loan Parties shall permit the Lender or any representative thereof, at reasonable times and intervals, during normal business hours and upon reasonable advance notice to the Borrower, to visit the offices or Property of the Borrower and the other Loan Parties, discuss financial matters with Responsible Officers of the Borrower and the other Loan Parties with its independent public accountants (and by this provision the Borrower authorizes its independent public accountants to participate in such discussions) and examine any of the Loan Party’s books and other company records in a non-disruptive manner no more frequently than once per Fiscal Year of the Borrower at the expense of the Loan Parties (but more than once and as often as reasonably requested at the expense of the Lender).

7.7 ERISA Compliance. The Loan Parties shall operate its Plans in material compliance with applicable Law, including ERISA and the Code.

7.8 Business and Properties.

(a) The Loan Parties will do or cause to be done all things reasonably necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises and authorizations used in and material to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Collateral) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all Collateral and keep such property in good repair, working order and condition (ordinary wear and tear expected) and from time to time use commercially reasonable efforts make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

(b) The Loan Parties shall at all times keep the Collateral and all other property and assets used in the Loan Parties’ business or in which a Loan Party now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (other than Liens expressly permitted by this Agreement), and shall give Lender prompt written notice of any legal process affecting the Collateral, such other property and assets, or any Liens thereon.

7.9 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Loan Parties and their Subsidiaries shall timely file all returns for Taxes (including timely extensions) and shall pay when due all U.S. federal and other material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against any Loan Party or the Collateral or upon any Loan Party’s ownership, possession, use, operation or disposition thereof or upon any Loan Party’s rents, receipts or earnings arising therefrom (other than Excluded Taxes). Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP. Borrower shall file on or before the due date therefor all personal property Tax Returns in respect of the Collateral.

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(c) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender, timely reimburse the Lender for the payment of, any Other Taxes.

(d) The Borrower shall indemnify the Lender, within 10 days after demand therefor, for the full amount of (i) any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, and (ii) any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar Taxes that may be payable or determined to be payable with respect to any of the Collateral or this Agreement; in each case with respect to clauses (i) and (ii), whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(e) The Lender shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than Internal Revenue Service Form W-9 or the relevant Internal Revenue Service Form W-8) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(f) Without limiting the generality of the foregoing, if a payment made to the Lender would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to Borrower at the time or times prescribed by applicable law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date hereof.

(g) The Borrower and the Lender agree that: (i) the Term Loan is debt for U.S. federal income tax purposes; (ii) such debt instrument is governed by the rules set out in Treasury Regulations Section 1.1272-1 and is not governed by the rules set out in Treasury Regulations Section 1.1275-4; (iii) to the fullest extent permitted by applicable law, the Term Loan constitutes a single debt instrument for purposes of Sections 1271 through 1275 of the Code and the Treasury Regulations thereunder (pursuant to Treasury Regulations Section 1.1275-2(c)); and (iv) no fees or other payments due upon execution of this Agreement from Borrower to the Lender shall be treated as “original issue discount” for U.S. federal income tax purposes. The Borrower and the Lender will adhere to this Section 7.10(g) for U.S. federal (and applicable state and local) income tax purposes and not take any action or file any Tax Return, report or declaration inconsistent herewith unless otherwise required by a final determination by the Internal Revenue Service or other applicable Governmental Authority or a change in law after the date hereof. The inclusion of this Section 7.10(g) is not an admission by the Lender that it is subject to United States taxation.

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(h) Each party’s obligations under this Section shall survive any assignment of rights by, or the replacement of, the Lender, the termination of this Agreement, and the satisfaction or discharge of all obligations under any Loan Document.

7.10 Corporate Changes. No Loan Party shall change its corporate name, legal form, or jurisdiction of formation. No Loan Party shall relocate its chief executive office or its principal place of business unless: (a) it has provided at least twenty (20) days’ prior written notice to the Lender and (b) such relocation shall be within the continental United States of America.

7.11 Notification of Certain Events. The Borrower shall notify the Lender promptly of the occurrence of:

(a) any Default or Event of Default under the Loan Documents;

(b) any damage (other than immaterial damage), theft, malfunction or other event or circumstance that has a material adverse effect on the value of the Collateral;

(c) any material written notice from any insurance provider or broker relating to any insurance policy that insures the Collateral; or

(d) the filing or commencement of, or the knowledge of any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against any part of the Collateral, the Borrower or any of its subsidiaries as to which would reasonably be expected to have a Material Adverse Effect;

(e) knowledge that any Loan Party or any of its Subsidiaries intends to file or commence (or intends to file or commence), any insolvency proceeding; knowledge that any Person has filed or intends to file an insolvency proceeding against the Loan Party or any Subsidiary; knowledge of the commencement of any material litigation by or against the Loan Party or any Subsidiary or any challenge to the Transactions;

(f) any other development specific to the Borrower, any other Loan Party or any of their respective Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect.

7.12 Additional Guarantors. The Borrower shall notify the Lender within five (5) Business Days after it or any other Loan Party makes an investment in, or otherwise acquires, any Subsidiary, or within five (5) Business Days after it or any other Loan Party creates an entity which is or becomes a Subsidiary, and promptly thereafter (and in any event within thirty (30) days), cause such Person to (i) become a Guarantor by executing and delivering to the Lender a counterpart of the Guaranty or such other document as the Lender shall reasonably deem appropriate for such purpose, (ii) take all such action and execute such agreements, documents and instruments requested by the Lender, including execution and delivery of a counterpart signature page to this Agreement and such other collateral security documents that may be necessary to grant to the Lender a first priority perfected security interest and Lien in any Collateral owned by such new and (iii) deliver to the Lender documents reasonably requested by the Lender, including customary opinions of counsel to such Person all in form, content and scope reasonably satisfactory to the Lender.

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7.13 Use of Proceeds. The gross proceeds of the Term Loan shall be used to (i) prepay the JJA Loan in full for a total payoff amount not to exceed $4,500,000 and (ii) pay all fees, costs and expenses associated with the execution and delivery of this Agreement and the consummation of the Transactions, including, but not limited to, attorneys’ fees and costs and the independent valuation described below.

7.14 PhoenixEV Valuation. As soon as practicable but not later than forty-five (45) days after the Closing Date (which date may be extended by the mutual written agreement of the Borrower and the Lender), the Borrower shall deliver to the Lender a valuation report, prepared by an independent nationally recognized valuation firm reasonably acceptable to the Borrower and the Lender (the “Valuation Firm”), setting forth the fair market value of PhoenixEV and its Subsidiaries, including the “pro terra transit business unit” division owned and operated by PhoenixEV and its Subsidiaries (the “PhoenixEV Valuation”), including the fair market value of the PhoenixEV Equity Interests. The PhoenixEV Valuation shall be conducted in accordance with, and subject to, the following requirements:

(a) The Valuation Firm shall determine the fair market value of PhoenixEV and its Subsidiaries using valuation methodologies it determines in its independent professional judgment to be appropriate and consistent with generally accepted valuation practices, which may include asset-based, income-based (including discounted cash flow analysis) and market-based approaches (including comparable companies or comparable transactions), as applicable;

(b) The valuation methodologies, assumptions and relative weightings shall be determined by the Valuation Firm in its independent professional judgment. Prior to commencing the PhoenixEV Valuation, the Borrower shall provide the Lender with a reasonable opportunity to review and comment on the proposed scope of work and key assumptions; provided that the Valuation Firm shall remain responsible for determining the final methodologies, assumptions and weightings;

(c) The Lender shall have the right, but not the obligation, to (i) participate in the valuation process, including attending any meetings or calls between the Borrower and the Valuation Firm, (ii) submit information, data and materials directly to the Valuation Firm for its consideration and (iii) review and comment on any draft of the PhoenixEV Valuation prior to its finalization. The Borrower shall cause the Valuation Firm to cooperate fully with the Lender in connection with the foregoing and to provide the Lender with copies of all draft reports, working papers and supporting documentation upon request;

(d) If multiple valuation approaches are employed by the Valuation Firm, the approach yielding the lowest valuation shall be the controlling valuation for all purposes under this Agreement and the PhoenixEV Equity Interest Option Agreement, unless the Lender otherwise directs in writing; and

(e) In determining the fair market value of the PhoenixEV Equity Interests, the Valuation Firm shall apply a standard minority discount to the value thereof, only to the extent the Valuation Firm determines such adjustments are appropriate based on the nature of the equity interests being valued and consistent with generally accepted valuation practices.

7.15 Further Assurances. The Loan Parties shall from time to time execute, deliver, and file any financing statements, security agreements, collateral assignments, notices, control agreements or other documents to perfect or give the highest priority to the Lender’s Lien on the Collateral. Each Loan Party shall from time to time procure any instruments or documents as may be reasonably requested by Lender, and take all further action that may be necessary, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, the Loan Parties hereby authorize Lender to execute and deliver on behalf of each such Loan Party and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of such Loan Party in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of such Loan Party either in Lender’s name or in the name of Lender as agent and attorney-in-fact for such Loan Party. The Loan Parties shall protect and defend their title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to the Loan Parties or Lender other than Liens expressly permitted by this Agreement.

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7.16 Certain Post-Closing Obligations.

(a) Deposit and Securities Accounts. As soon as practicable after the Closing (but not later than thirty (30) days thereafter unless extended by the mutual written agreement of the Borrower and the Lender), each Loan Party shall (i) enter into, and cause each depository bank to enter into, Control Agreements over such Loan Party’s Deposit Accounts and Securities Accounts as listed in Schedule 5.22 and (ii) terminate any and all deposit account or securities account control agreements to which any Loan Party is a party that existed as of the Closing Date.

(b) Foreign IP Registrations. As soon as practicable after the Closing Date (but not later than forty-five (45) days thereafter unless extended by the mutual written agreement of the Borrower and the Lender), the Borrower shall deliver to the Lender written evidence, in form and substance satisfactory to the Lender, that all of the Intellectual Property listed in Schedule 5.13 that is registered in any foreign country or jurisdiction has been assigned to, and is owned of record by, PhoenixEV.

(c) Payment of Existing Debt and Release of Existing Liens. As soon as practicable after the Closing Date (but not later than sixty (60) days thereafter unless extended by the mutual written agreement of the Borrower and the Lender), the Borrower shall deliver to the Lender written evidence, in form and substance satisfactory to the Lender, that (i) all Indebtedness listed in Schedule 8.1(b) has been paid or otherwise satisfied in full and (ii) all Liens listed in Schedule 8.2(b) have been released, terminated or otherwise satisfied in full. The terms of this Section 7.16(c) shall govern the scheduling or timing of any such payment, satisfaction, release or termination and shall supersede any conflicting provisions in Schedule 8.1(b) or Schedule 8.2(b), as applicable.

(d) Insurance-Related Matters.

(i) As soon as practicable after the Closing Date (but not later than thirty (30) days thereafter unless extended by the mutual written agreement of the Borrower and the Lender), the Loan Parties shall have procured, and the Lender shall have received true, correct and complete copies of, insurance policies and certificates and endorsements of insurance covering the Loan Parties and meeting the requirements described in clause (d)(ii) below and, thereafter, the Loan Parties shall maintain all such insurance coverage. The Lender shall be named as (A) a lender loss payee, as its interest may appear, with respect to any such insurance providing coverage in respect of property of the Loan Parties, and (B) an additional insured, as its interest may appear, with respect to any such insurance providing general liability coverage, and each provider of any such insurance shall ensure, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Lender, that it will give the Lender twenty (20) days’ prior written notice before any such policy or policies shall be altered or cancelled.

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(ii) All insurance procured and maintained by the Loan Parties shall be maintained with insurers (with a Best rating of at least A-, unless otherwise approved by the Lender in its sole discretion) that are satisfactory to the Lender (A) with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements reasonably satisfactory to the Lender, and all flood hazard diligence, documentation and insurance in respect of real property shall comply with the Flood Disaster Protection Act or otherwise shall be satisfactory to the Lender, and (B) with respect to the properties and businesses of the Borrower and the other Loan Parties of such type (including product liability, workers’ compensation, business interruption, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated and are approved by the Lender in its sole discretion. All proceeds under each policy shall be payable to the Lender.

SECTION 8.

NEGATIVE COVENANTS AND FINANCIAL COVENANTS

The Loan Parties hereby covenant and agree that, from and after the Closing Date until the Term Loan, together with interest, fees and all other Obligations incurred hereunder, are paid in full in cash in accordance with the terms of this Loan Agreement:

8.1 Limitations on Indebtedness. The Loan Parties shall not create, assume, incur, issue, guarantee or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness, except the following (the “Permitted Indebtedness”):

(a) The Obligations;

(b) Indebtedness set forth in Schedule 8.1(b);

(c) Purchase Money Debt (including Capital Lease Obligations) of the Borrower or any other Loan Party that is unsecured or secured only by a Purchase Money Lien; provided, that the aggregate principal amount of Indebtedness permitted under this clause (e) shall not exceed $50,000 in the aggregate at any time outstanding;

(d) unsecured Indebtedness outstanding under corporate credit cards or corporate charge cards for expenditures made in the Ordinary Course of Business in an aggregate amount not to exceed $50,000 at any one time outstanding; and

(e) Indebtedness arising from the endorsement of negotiable instruments for collection in the Ordinary Course of Business.

8.2 Limitations on Liens. The Loan Parties shall not create, incur, assume or permit to exist or to be created or assumed any Lien on any of their respective Property, whether now owned or hereafter acquired, except the following (the “Permitted Liens”):

(a) Liens in favor of the Lender to secure the Obligations;

(b) Liens set forth in Schedule 8.2(b), provided that (x) the aggregate principal amount of the Indebtedness or other obligations, if any, secured by such Liens does not increase from the amount thereof as of the Closing Date; and (y) such Liens do not encumber any Property other than the Property subject thereto on the Closing Date;

(c) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the Property or assets subject to any such Lien; and

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(d) Purchase Money Liens securing Indebtedness permitted under Section 8.1(c).

8.3 Dispositions. No Loan Party shall make any Dispositions, except for sales or leases of inventory in the Ordinary Course of Business.

8.4 Limitations on Investments. No Loan Party shall make or permit to exist any Investment, except that, so long as no Event of Default then exists or is caused thereby, the Borrower and any other Loan Party may make the following Investments (the “Permitted Investments”):

(a) Investments made by a Loan Party in another Loan Party; provided, however, that PhoenixEV may not make any Investment in any other Loan Party;

(b) Investments in cash and cash equivalents that are subject to the Liens in favor of the Lender and the Lender’s control to the extent required hereunder;

(c) Investments consisting of bank deposits made in the Ordinary Course of Business;

(d) Investments consisting of prepaid expenses and extensions of trade credit made in the Ordinary Course of Business.

8.5 Liquidations, Mergers and Consolidations. No Loan Party shall liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or consolidate with or merge into any other Person, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets or any Equity Interests of any other Loan Party.

8.6 Transactions with Affiliates. No Loan Party shall enter into, or be a party to, any transaction, agreement or arrangement (including the purchase, sale, lease, transfer or exchange of property or assets, the rendering of any service, the making of any Investment, the making of any loans or advances or the repayment of any outstanding Indebtedness) with an Affiliate, director or employee thereof, except for (a) the agreements, instruments or arrangements in effect as of the Closing Date and described on Schedule 8.6, or any amendment thereto (so long as any such amendment is not adverse to the Lender in any material respect as compared to the applicable agreement as in effect on the Closing Date), (b) any Permitted Investment and (c) any Restricted Payment permitted under Section 8.8.

8.7 Amendment and Waiver.

(a) No Loan Party shall enter into any amendment of, or agree to or accept or consent to any waiver of any of the provisions of its organizational documents in a manner that could reasonably be expected to be adverse to the rights, interests or privileges of the Lender or its ability to enforce the Loan Documents, except as approved in advance in writing by the Lender.

(b) No Loan Party shall amend, modify, change, waive, or obtain any consent, waiver or forbearance with respect to, any of the terms or provisions of any Material Contract in any manner that (i) is contrary to the terms of this Agreement or any other Loan Document, (ii) would reasonably be expected to result in a Material Adverse Effect or (iii) would reasonably be expected to be adverse to the rights, interests or privileges of the Lender or its ability to enforce the Loan Documents.

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8.8 Restricted Payments. No Loan Party may make any Restricted Payments, except that (i) any Guarantor may make dividends or distributions to the Borrower or any other Guarantor, (ii) any Guarantor that is a foreign entity may make dividends or distributions to the Borrower, and (iii) so long as no Event of Default exists or would result therefrom, the Borrower may purchase, redeem or otherwise acquire its Equity Interests or any warrants, options or other rights in respect thereof, in each case, from any employee of the Borrower upon the termination of their employment with the Borrower or the other Loan Parties pursuant to customary employee or management agreements, plans or arrangements, provided that any such Restricted Payments under this clause (iii) shall not exceed $50,000 in the aggregate in any fiscal year of the Borrower.

8.9 Change in Business. The Loan Parties shall not engage in any business other than the Proterra Transit Business and activities incidental thereto.

8.10 Change Name or Jurisdiction of Organization. The Loan Parties shall not (a) change its name as it appears in official filings in its jurisdiction of organization or (b) change its jurisdiction or form of organization.

8.11 Deposit and Securities Accounts. No Loan Party shall maintain any Deposit Account or Securities Account unless such Deposit Account or Securities Account is subject to Control Agreements in favor of the Lender.

8.12 Limitation of Modification of Certain Agreements. The Loan Parties shall not amend or modify in any manner (a) the organizational documents of any of the Loan Parties or (b) any Material Contract, in each case without the express prior written consent of the Lender.

8.13 No Negative Pledges. No Loan Party shall, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any such Loan Party or any of its Subsidiaries to pay dividends or make any other distribution on any of such Loan Party’s or Subsidiary’s Equity Interests or to pay fees, or make other payments and distributions to, any other Loan Party or any of its Subsidiaries, except that the Borrower may not pay any distribution to any of its stockholders and except as permitted by the terms of the Loan Documents. The Borrower shall not, and shall not permit any of the Borrower’s Subsidiaries to, directly or indirectly, enter into, assume or become subject to any contractual obligation prohibiting or otherwise restricting the existence of any Lien upon any Collateral in favor of the Lender to secure the Obligations, whether now owned or hereafter acquired except in connection with any document or instrument governing Permitted Liens, provided that any such restriction contained therein relates only to the Property subject to such Permitted Liens.

8.14 Removal of Directors or Officers. The Loan Parties shall not remove or replace any of the individuals who were elected or appointed as the directors and officers of PhoenixEV or PhoenixEV Operating, as applicable, as provided in Section 4.15, unless such individuals shall have been simultaneously replaced by individuals who have been approved in writing in advance by the Lender, which approval may be withheld in the Lender’s sole discretion, and shall not increase the number of members of the Board of Directors of PhoenixEV or the managers of PhoenixEV Operating.

8.15 Accounting Changes. The Loan Parties shall not make any material change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year or any fiscal quarter.

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SECTION 9.

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an “Event of Default”:

9.1 Payments. Any Loan Party fails to pay (i) when due any installment of principal of the Term Loan, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise due, or (ii) any interest on the Term Loan or any fee or any other amount due under this Agreement or any other Loan Document within three (3) Business Days after the due date; or

9.2 Certain Covenants and Agreements. Any Loan Party shall breach or fail to comply with or observe any covenants or agreements contained in Section 7.1 (Reporting Requirements), Section 7.2 (Maintenance of Existence and Licenses), Section 7.4 (Compliance with Material Contracts; Payment of Liabilities), Section 7.9 (Taxes), Section 7.10 (Corporate Changes), Section 7.13 (Use of Proceeds), Section 7.14 (Phoenix Valuation), Section 7.16 (Certain Post-Closing Obligations) or Section 8 (Negative Covenants) of the Loan Agreement and in Section 4 (Closing Actions and Deliveries) or Section 5 (Certain Covenants) of the PhoenixEV Equity Interest Option Agreement;

9.3 All Other Covenants and Agreements. Any Loan Party breaches or defaults in any material respect in the performance of any other covenant or agreement contained in any Loan Document (other than as described in Section 9.1 or Section 9.2 above) and such breach or default shall continue unremedied for a period of twenty (20) days after the date when such breach or default shall have first occurred; or

9.4 Representations. Any representation or warranty made by any Loan Party in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5 Insolvency. (A) Any Loan Party (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay their respective debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances, including under the Bankruptcy Code; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of any Loan Party or of all or 33.33% or more (a “substantial portion”) of the assets or property of any Loan Party; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) sixty (60) days shall have expired after the commencement of an involuntary action against any Loan Party seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of any Loan Party being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) any Loan Party shall file any answer admitting or not contesting the material allegations of a petition filed against any such Loan Party in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) twenty (20) days shall have expired after the appointment, without the consent or acquiescence of any Loan Party, of any trustee, receiver or liquidator of any Loan Party or of all or any substantial portion of their properties without such appointment being vacated; or

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9.6 Cross-Default. (i) Any Loan Party or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000 (any such Indebtedness, “Material Indebtedness”), or (B) defaults in the observance or performance of any other agreement or condition relating to any such Material Indebtedness the effect of which default is to (x) cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (after the expiration of any grace period), with the giving of notice if required, such Material Indebtedness to become due prior to its scheduled maturity or (y) cause (after the expiration of any grace period), with the giving of notice if required, the Loan Parties or any of its Subsidiaries to purchase or redeem or make an offer to purchase or redeem such Material Indebtedness prior to its scheduled maturity; or

9.7 Material Contracts. Any breach or default by the Borrower or any of the other Loan Parties under any Material Contract to which it is a party if such Material Contract shall terminate as a result of such breach or default; or

9.8 Attachments; Judgments. Any portion of any Loan Party’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least $250,000, or any Loan Party is enjoined or in any way prevented by court order from conducting any material part of its business, and such attachment, seizure, levy, judgment or enjoinment is not, within forty-five (45) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); or

9.9 Change of Control. The occurrence of a Change of Control; or

9.10 Loan Documents. (i) Any Loan Document (other than in accordance with its terms or the terms of the other Loan Documents or upon payment in full of the Obligations in cash) shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Loan Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected first priority security interest in the securities, assets or properties covered thereby, (iii) the Guaranty pursuant to this Agreement by the Guarantors shall cease to be in full force and effect or shall be asserted in writing by any Guarantor not to be in effect or not to be legal, valid and binding obligations, or (iv) any Loan Party, any Affiliate thereof or any third party seeks to challenge the effectiveness of the Transactions.

SECTION 10.

REMEDIES

10.1 General. Upon and during the continuance of one or more Events of Default, (i) the Lender may, upon written notice given to the Loan Parties, accelerate and demand payment of all or any part of the Obligations and declare them to be immediately due and payable; provided, however, that upon the occurrence of an Event of Default of the type described in Section 9.5 or Section 9.9, all of the Obligations shall automatically be accelerated and immediately due and payable, in each case without any notice or action. The Lender may, at its option, (a) sign and file in any Loan Party’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Obligations, and in furtherance thereof, each Loan Party hereby grants Lender an irrevocable power of attorney coupled with an interest to do so, and (b) notify any of the Loan Parties’ account debtors to make payment directly to the Lender, compromise the amount of any such account on the Loan Parties’ behalf and endorse Lender’s name without recourse on any such payment for deposit directly to the Lender’s account. The Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral.

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10.2 Collection; Foreclosure. Subject to the UCC and applicable law, upon the occurrence and during the continuance of any Event of Default, Lender may at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing (at Borrower’s sole cost and expense, which cost and expense will be added as additional Obligations), in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Each Loan Party agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to the Borrower. The Lender may require the Loan Parties to assemble the Collateral. The Lender shall be deemed to have acted reasonably in the custody, preservation, and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC. The cash proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by the Lender in the order as the Lender shall determine in its sole discretion, with any excess after payment in cash in full of the Secured Obligation to the Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

10.3 Appointment of Receiver. Upon the acceleration of the Obligations, as provided in this Section 10, to the extent permitted by law, the Lender shall have the right to appoint a receiver for the Collateral, both to operate and to sell such Collateral, and the Loan Parties hereby consents to such right and such appointment and hereby waives, to the fullest extent permitted by applicable Law, any objection any Loan Party may have thereto or the right to have a bond or other security posted by the Lender in connection therewith.

10.4 No Waiver. The Lender shall be under no obligation to marshal any of the Collateral for the benefit of the Loan Parties or any other Person, and each Loan Party expressly waives all rights, if any, to require Lender to marshal any Collateral.

10.5 Cumulative Remedies. The rights, powers and remedies of Lender hereunder and in the other Loan Documents shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative and non-exclusive. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.

SECTION 11.

GUARANTY

11.1 Guaranty of the Obligations. The Guarantors hereby irrevocably, unconditionally and jointly and severally guaranty to the Lender (the “Guaranty”) the due and punctual payment and performance in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) or any other provision of the Bankruptcy Code) and the due performance and compliance by the Loan Parties with all of the terms, conditions, covenants and agreements contained herein, in each other Loan Document (collectively, the “Guarantied Obligations”). This Guaranty shall be binding upon the Guarantors and their respective successors and assigns and shall inure to the benefit of the Lender and its successors and assigns.

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11.2 Payment by Guarantors. Each Guarantor hereby agrees, in furtherance of the foregoing, that upon the failure of any Loan Party to pay any of the Guarantied Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) or any other provision of the Bankruptcy Code), such Guarantor shall upon demand pay, or cause to be paid, in cash, to the Lender an amount equal to the sum of the unpaid principal amount of all Guarantied Obligations then due as aforesaid, accrued and unpaid interest on such Guarantied Obligations (including interest which, but for any such Loan Party becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guarantied Obligations, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy, insolvency, receivership or similar proceeding) and all other Guarantied Obligations then owed to the Lender as aforesaid.

11.3 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional, constitute primary obligations of each such Guarantor and not a contract of surety to the maximum extent permitted by law, and to the extent permitted by applicable law shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full in cash of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees that this Guaranty and the obligations of each such Guarantor hereunder shall be valid and enforceable and, to the extent permitted by applicable law, shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in cash of the Guarantied Obligations), including any failure or omission to assert or enforce or agreement or election not to assert or enforce any other guaranty of or security for the payment of the Guarantied Obligations, whether or not any Guarantor shall have had notice or knowledge of this.

11.4 Waivers. Each Guarantor hereby waives, for the benefit of the Lender, to the fullest extent permitted by applicable law, (a) any right to require the Lender, as a condition of payment or performance by any such Guarantor, to (i) proceed against any other Loan Party, any other guarantor of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from any other Loan Party, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of the Lender in favor of any other Loan Party or any other Person, or (iv) pursue any other remedy in the power of the Lender whatsoever; and (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Loan Party, including any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Loan Party from any cause other than payment in full in cash of the Guarantied Obligations.

11.5 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Obligations shall have been paid in full in cash. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Obligations. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise of any right, power or privilege.

11.6 Maximum Liability. Any term or provision of this Agreement or any other Loan Document to the contrary notwithstanding, the maximum aggregate amount for which any Guarantor shall be liable under this Guaranty shall not exceed the maximum amount for which any such Guarantor can be liable without rendering the obligations of any such Guarantor under this Guaranty or any other Loan Document, subject to avoidance under applicable laws relating to fraudulent conveyance or fraudulent transfer (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, Section 548 of Title 11 of the United States Code, and any applicable provisions of comparable applicable laws) (collectively, the “Fraudulent Transfer Laws”). Any analysis of the provisions of this Guaranty for purposes of the Fraudulent Transfer Laws shall take into account the right of contribution that any guarantor may have, for purposes of such analysis, give effect to any discharge of intercompany debt as a result of any payment made under this Guaranty. Notwithstanding the foregoing, this Section 11.6 is intended solely to preserve the rights of the Lender hereunder to the maximum extent that would not cause the obligations of any guarantor hereunder to be subject to avoidance under the Fraudulent Transfer Laws, neither the Guarantors nor or any other Person shall have any right or claim under this Section 11.6 or otherwise as against the Lender that would not otherwise be available to such Person under the Fraudulent Transfer Laws.

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11.7 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by Lender, no Guarantor shall (a) be entitled to be subrogated to any of the rights of the Lender against the Borrower or any collateral security or guaranty or right of offset held by the Lender for the payment of the Guarantied Obligations, (b) seek or be entitled to seek any reimbursement from the Borrower in respect of payments made by any Guarantor under this Guaranty, or (c) assert any right, claim or cause of action, including, without limitation, any claim of subrogation or indemnification that any Guarantor has against the Borrower, in all cases until all Guarantied Obligations are paid in full in cash. If any amount is paid to any Guarantor on account of such subrogation rights at any time prior to the payment in full in cash of the Guarantied Obligations, such amount shall be held by such Guarantor in trust for the benefit of the Lender, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Lender in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Lender, if required), to be applied against the Guarantied Obligations, whether matured or unmatured, as the Lender may determine in accordance with Section 9.2.

11.8 Acknowledgment of Guarantors. The Guarantors hereby acknowledge and agree that they will derive substantial direct and indirect benefits from the extension of credit to the Borrower and consummation of the other Transactions contemplated by this Agreement.

SECTION 12.

MISCELLANEOUS

12.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.2 Notice. All notices or other communications that are required or permitted under the Loan Documents shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third (3rd) calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to the Lender, to:

Concrete Jungle Ltd.

Mandar House, 3rd Floor

Johnson’s Ghut

Tortola, VG1110

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British Virgin Islands

Attn: Congrui Wang

Email: Chriswangmo@gmail.com

(b)	If to any Loan Party, to:

Phoenix Motor Inc.

1500 Lakeview Loop

Anaheim, CA 92807

Attn: Denton Xiaofeng Peng

Email: denton@phoenixev.ai

or to such other address as each party may designate for itself by like notice.

12.3 Entire Agreement; Amendments.

(a) This Agreement, the other Loan Documents, the Support Agreements and the other agreements and documents being executed and delivered concurrently herewith and therewith constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede and replace in their entirety all prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.

(b) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented, waived or modified except by a written agreement signed by the Lender, on the one hand, and the Borrower on behalf of itself and the other Loan Parties, on the other hand.

12.4 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Loan Parties at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.

12.5 Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement.

12.6 Successors and Assigns.

(a) The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower, the other Loan Parties and their respective permitted assigns (if any). No Loan Party may assign any of its rights or obligations under this Agreement or any of the other Loan Documents without the Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect.

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(b) The Lender may assign or participate to one or more Persons all or any portion of its rights and obligations under this Agreement (including all or a portion of the Term Loan at the time owing to it) and the other Loan Documents. In the case of an assignment, from and after the effective date specified in the relevant assignment agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the assigning Lender’s rights and obligations under this Loan Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 12.15, to the extent of any amounts owed to such Lender under any of such provisions). Any assignment or transfer by the Lender of its rights or obligations under this Agreement that does not comply with this Section 12.6 shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations.

(c) The Lender, acting solely as a non-fiduciary agent of the Borrower for tax purposes and solely with respect the actions described in this Section 12.6, shall maintain at one of its offices in the United States a register for the recordation of the principal amount (and stated interest) of the Term Loan owing to the Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error. The parties intend that any interest in or with respect to the Term Loan under this Agreement shall be treated as being issued and maintained in “registered form” within the meaning of the Code and any Treasury Regulations thereunder (and any successor provisions), including without limitation under Sections 163(f), 871(h)(2), and 881(c)(2) of the Code or Treasury Regulations Section 5f.103-1(c) and Proposed Regulations Section 1.163-5 (and any successor provisions), and this Section 12.6 and the provisions of this Agreement shall be construed in a manner to give effect to such intent.

(d) For the avoidance of doubt, if the Lender sells a participation in all or any portion of its rights and obligations under this Agreement (including all or a portion of the Term Loan at the time owing to it) and the other Loan Documents, it shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”); provided, however, that the Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Nothing herein is intended to prevent, impair, limit or otherwise restrict the ability of the Lender to collaterally assign or pledge all or any portion of its interests in the Term Loan and the other rights and benefits under the Loan Documents to an unaffiliated third party lender of the Lender.

12.7 Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS REQUIRING APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

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12.8 Consent to Jurisdiction and Venue.

(a) EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE TERM LOAN, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING ANYTHING TO THE CONTRARY, NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THE TERM LOANS, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE LOAN PARTIES OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

12.9 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY CLAIM, DISPUTE OR CAUSE OF ACTION BASED UPON OR ARISING UNDER THIS AGREEMENT OR UNDER ANY OF THE OTHER LOAN DOCUMENTS, ANY DEALINGS BETWEEN SUCH PARTIES OR THE TRANACTIONS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL CLAIMS, DISPUTES AND CAUSES OF ACTION THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO SUCH MATTERS, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP AMONG THE PARTIES HERETO, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOAN OR THE TRANSACTIONS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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12.10 Professional Fees. The Loan Parties, jointly and severally, promise to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by the Lender before and after the Closing Date in connection with or related to: (a) the development, negotiation, preparation, execution, delivery and administration of, and any amendment, supplement, or other modification to, and any waiver of any provision of, and any consent under, this Agreement or the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including such costs, fees and expenses related to due diligence, appraisal costs, lien searches and filing fees and such costs, including the reasonable fees, disbursements and other charges of external counsel to the Lender (including any local counsel selected by the Lender); and (b) the enforcement or preservation of any of the Lender’s rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, in connection with any workout, restructuring or negotiations in respect thereof, in connection with any action to protect, collect, sell, liquidate or dispose of any Collateral, and in connection with any litigation, arbitration or other contest, dispute, suit, or proceeding relating to any of the foregoing, including in each case the reasonable and documented fees, disbursements and other charges of external counsel to the Lender (including any local counsel selected by the Lender), and external tax professionals, accounting professionals and other consultants and advisors of the Lender.

12.11 Confidentiality. The Lender acknowledges that certain items of Collateral and information provided to the Lender by the Borrower are confidential and proprietary information of the Borrower, if and to the extent such information either (x) is marked as confidential by the Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, the Lender agrees that any Confidential Information it may obtain shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that the Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if the Lender in its sole but reasonable discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public; (c) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to the Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after an Event of Default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, however, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided further, however, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.

12.12 Revival of Secured Obligations. This Agreement and the other Loan Documents shall remain in full force and effect and continue to be effective (i) if any petition is filed by or against any Loan Party for liquidation or reorganization, (ii) if any Loan Party becomes insolvent or makes an assignment for the benefit of creditors, (iii) if a receiver or trustee is appointed for all or any significant part of any Loan Party’s assets or (iv) if any payment or transfer of Collateral is recovered from the Lender. The Loan Documents and the Secured Obligations and Collateral shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to the Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full and final payment to the Lender in cash.

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12.13 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including assignment and assumptions, amendments, waivers or consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.14 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Lender and the Loan Parties, unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among the Lender and the Loan Parties.

12.15 Indemnity. The Loan Parties, jointly and severally, shall indemnify the Lender, its investment bankers (including Univest Securities LLC) and each of their respective managers, members, officers, employees, Affiliates, agents, representatives, advisors, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable and documented out-of-pocket fees and disbursements of outside counsel) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby or related thereto, whether or not such Indemnified Person is a party thereto, except to the extent that a final and non-appealable order of judgment binding on such Indemnified Person of a court of competent jurisdiction determines that any of the foregoing shall have resulted directly from the gross negligence, bad faith or willful misconduct of such Indemnified Person. The Lender agrees to give the Borrower reasonable notice of any event of which the Lender becomes aware for which indemnification may be required under this Section 12.15, and the Lender may elect (but is not obligated) to direct the defense thereof, and the Loan Parties shall be entitled to participate in the defense of any matter for which indemnification may be required under this Section 12.15 and to employ counsel at its own expense to assist in the handling of such matter. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person, such Indemnified Person’s security interest and Lien in and to the Collateral or the Collateral. In no event may the Loan Parties, without the prior written consent of the affected Indemnified Person, effect any settlement of any pending or threatened proceeding against such Indemnified Person in respect of which indemnity is being sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person from any and all liability or claims that are the subject matter of such proceeding and (b) such settlement does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person. This Section 12.15 shall survive the repayment in full of the Term Loan and all other Obligations under, and otherwise shall survive the expiration or other termination of, this Agreement and the other Loan Documents. This Section 12.15 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Pat1ies have duly executed and delivered this Agreement as of the day and year first above written.

BORROWER

PHOENIX MOTOR INC.,
a Delaware corporation

By:	/s/ Denton Xiaofeng Peng
Name:	Denton Xiaofeng Peng
Title:	Chairman and Chief Executive Officer

GUARANTORS

PHOENIX CARS LLC,
a Delaware limited liability company

By:	/s/ Denton Xiaofeng Peng
Name:	Denton Xiaofeng Peng
Title:	Chief Executive Officer

PHOENIX MOTORCARS LEASING LLC,
a California limited liability company

By:	/s/ Denton Xiaofeng Peng
Name:	Denton Xiaofeng Peng
Title:	Chief Executive Officer

PHOENIXEV INC.,
a Delaware corporation

By:	/s/ Denton Xiaofeng Peng
Name:	Denton Xiaofeng Peng
Title:	Chief Executive Officer

PHOENIXEV OPERATING LLC,
a South Carolina limited liability company

By:	/s/ Denton Xiaofeng Peng
Name:	Denton Xiaofeng Peng
Title:	Chief Executive Officer

[Signature Page to Term Loan, Security and Guaranty Agreement]

EDISONFUTURE MOTOR INC.,
a Delaware corporation

By:	/s/ Denton Xiaofeng Peng
Name:	Denton Xiaofeng Peng
Title:	Chief Executive Officer

EDISONFUTURE INTERNATIONAL CO.,
LIMITED, a company organized and existing under the laws of Hong Kong

By:	/s/ Denton Xiaofeng Peng
Name:	Denton Xiaofeng Peng
Title:	Chief Executive Officer

LENDER

CONCRETE JUNGLE LTD., a company organized and
existing under the laws of the British Virgin Islands

By:	/s/ Congrui Wang
Name:	Congrui Wang
Title:	President

[Signature Page to Term Loan, Security and Guaranty Agreement]